LEMAITRE VASCULAR ANNOUNCES CHANGES TO ITS EXECUTIVE MANAGEMENT TEAM

Burlington, MA -- 04/10/2008 -- LeMaitre Vascular, Inc. (NASDAQ: LMAT - News) today announced the departure of Kevin D. Kelly, Senior Vice President, North American Sales, to pursue other business opportunities and the appointment of Robert V. Linden to Vice President, North American Sales.

Mr. Linden has approximately six years North American sales experience with LeMaitre Vascular. He joined LeMaitre Vascular in July 2002 as a Sales Representative and has served in positions of increasing responsibility within the North American organization. Since January 2008, he has served as Director of Sales for the Eastern United States and Canada, supervising three of the company's five North American sales regions. From 2005 through 2007, Mr. Linden served as Regional Sales Manager. Prior to LeMaitre Vascular, Mr. Linden served as a sales representative at several medical device companies, including Vasca, Inc., Atrium Medical Corporation, Active Medical, Inc., and DePuy Orthopedics, Inc. Mr. Linden holds a B.A. in Marketing from The Pennsylvania State University.

LeMaitre Vascular Chairman and Chief Executive Officer George W. LeMaitre stated, "We want to thank Kevin Kelly for his contributions and we wish him the best. We are thrilled to promote Rob Linden to the position of Vice President, North American Sales. I have watched Rob succeed at our company in positions of increasing responsibility over the past six years. We believe he will build on this experience to provide effective leadership for our North American sales organization."

About LeMaitre Vascular

LeMaitre Vascular develops, manufactures, and markets medical devices for the treatment of peripheral vascular disease. The company's principal executive offices are located at 63 Second Avenue, Burlington, Massachusetts 01803.

Certain statements set forth above that are not clearly historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge, these forward-looking statements are neither promises nor guarantees. The forward-looking statements made in this release are made only as of the date hereof, and the company disclaims any intention or responsibility for updating predictions or expectations contained in this release.

CONTACT:
Aaron Grossman
Office: 781.221.2266
Investor Relations
LeMaitre Vascular, Inc.

SOURCE:
LeMaitre Vascular, Inc.